Exhibit 99.1

FOR IMMEDIATE RELEASE

Contacts: Timothy A. Bonang, Vice President, Investor Relations Elisabeth H. Olmsted, Manager, Investor Relations (617) 796-8245 www.fivestarseniorliving.com

Five Star Quality Care, Inc. Agrees to Transfer Operations of Two Hospitals

Exiting Hospital Business Results in 100% Focus on Operating Senior Living Communities

Newton, MA (September 20, 2013):  Five Star Quality Care, Inc. (NYSE: FVE) today announced that it has entered an agreement to transfer the operations of two rehabilitation hospitals to entities affiliated with Reliant Hospital Partners, LLC (Reliant) of Richardson, TX.

The two hospitals are New England Rehabilitation Hospital (198 licensed beds) located in Woburn, MA and Braintree Rehabilitation Hospital (166 licensed beds) located in Braintree, MA, plus several leased in-patient and out-patient locations in eastern Massachusetts which are affiliated with these hospitals.  The hospitals are currently leased by FVE from Senior Housing Properties Trust (NYSE: SNH).  As part of this transaction, SNH has agreed to sell the hospitals real estate assets to HSRE-TST III, LLC, a joint venture comprised of affiliates of The Sanders Trust, LLC of Birmingham, AL and Harrison Street Real Estate Capital, LLC of Chicago, IL (HSRE).  Under the agreement among FVE, SNH, Reliant and HSRE, the lease of the hospitals between FVE and SNH will be canceled and the real estate will be transferred to affiliates of HSRE and the hospital operations will be transferred to Reliant.

Bruce Mackey, President and Chief Executive Officer of FVE, made the following statement concerning this transaction:

“Five Star began to operate these hospitals in 2006, during a more favorable operating and regulatory environment than currently exists.  Since then, we have made adjustments in our business to counteract progressively more restrictive payment formulas from the Centers for Medicare & Medicaid Services.  Throughout this period, our hospitals’ operations have produced essentially break even financial results, periodically making or losing modest amounts after paying capital costs, including rent.

“Five Star believes that the combination of capital investment required to comply with recent Federal and State hospital regulations and the expectation of continuing Medicare rate limitation pressures for the foreseeable future mean that economies of scale are essential to produce financially successful hospital operations.  After carefully considering these factors, Five Star determined to focus its future operations on expanding its private pay senior living business and to transfer these hospitals’ operations to Reliant.

“In 2012, Five Star sold its institutional pharmacy business which was heavily dependent upon Medicare revenues. The hospital operations to be transferred are Five Star’s only hospital operations; and, like most hospitals, a large majority of the revenues at these hospitals are paid by Medicare.  The exit from these hospital operations increases Five Star’s focus on its core business of operating private pay senior living communities.  After this transfer is completed, Five Star’s continuing operations will be 100% focused upon senior living communities, including its high quality independent and assisted living communities and nursing homes, and the large majority (approximately 77%) of Five Star’s total revenues will be from residents and patients who pay for services with private resources.”

When the hospitals’ sale and operations transfer are completed, FVE expects to realize cash proceeds of between $6.5 million and $7.5 million by retaining its working capital investment in these hospitals.  Also, upon completion of this sale and transfer, FVE will be relieved of rent obligations totaling approximately $11.5 million per year, including rents to SNH and rents to third parties.

The transfer of the hospital operations described in this press release is subject to various closing conditions, including Reliant’s obtaining appropriate licenses and regulatory approvals to operate the rehabilitation hospitals.  FVE currently expects that this transaction may close in mid-2014.

Jefferies & Company, Inc., acted as a financial advisor in connection with this sale.

Five Star Quality Care, Inc. is a senior living and healthcare services company that operates and manages a total of 251 senior living communities located throughout the country.

WARNING REGARDING FORWARD LOOKING STATEMENTS

THIS PRESS RELEASE CONTAINS STATEMENTS THAT CONSTITUTE FORWARD LOOKING STATEMENTS WITHIN THE MEANING OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995 AND OTHER SECURITIES LAWS.    THESE FORWARD LOOKING STATEMENTS ARE BASED UPON FVE’S CURRENT BELIEFS AND EXPECTATIONS, BUT THEY ARE NOT GUARANTEED TO OCCUR AND MAY NOT OCCUR FOR VARIOUS REASONS, INCLUDING SOME WHICH ARE BEYOND FVE’S CONTROL.  FOR EXAMPLE:

•                 THIS PRESS RELEASE STATES THAT FVE HAS ENTERED INTO AN AGREEMENT TO TRANSER THE OPERATIONS OF TWO REHABILITATION HOSPITALS TO RELIANT AND FVE EXPECTS THE TRANSFER OF THE HOSPITALS’ OPERATIONS TO OCCUR IN MID-2014.  THE TRANSFER IS SUBJECT TO COMPLETION OF SNH’S SALE OF THE HOSPITALS’ REAL ESTATE ASSETS AND VARIOUS OTHER CLOSING CONDITIONS, INCLUDING RELIANT’S

OBTAINING APPROPRIATE LICENSES AND REGULATORY APPROVALS TO OPERATE THE REHABILITATION HOSPITALS.  SOME OF THESE CONDITIONS MAY NOT BE MET; AND, AS A RESULT, THE TRANSACTION MAY NOT OCCUR, THE TRANSACTION MAY BE DELAYED OR THE TERMS MAY CHANGE.

•                 THIS PRESS RELEASE STATES THAT FVE EXPECTS TO REALIZE CASH PROCEEDS OF BETWEEN $6.5 MILLION AND $7.5 MILLION BY RETAINING ITS WORKING CAPITAL INVESTMENT IN THE REHABILITATION HOSPITALS.  THIS EXPECTED AMOUNT IS BASED ON AMOUNTS OF FVE WORKING CAPITAL INVESTMENTS IN THE HOSPITALS AS OF JUNE 30, 2013.  THE AMOUNT OF NET WORKING CAPITAL FVE RETAINS WILL DEPEND ON MANY FACTORS, INCLUDING THE FINANCIAL RESULTS OF THE OPERATIONS OF THE REHABILITATION HOSPITALS PRIOR TO TRANSFER.  ACCORDINGLY, THE AMOUNT OF NET WORKING CAPITAL THAT MAY BE RETAINED BY FVE IS NOT ASSURED AND MAY BE LESS THAN $6.5 MILLION.

•                 THIS PRESS RELEASE STATES THAT AFTER THE HOSPITAL OPERATIONS TRANSFER IS COMPLETED, A LARGE MAJORITY OF FVE’S TOTAL REVENUES (APPROXIMATELY 77%) WILL BE FROM RESIDENTS AND PATIENTS WHO PAY FOR SERVICES WITH PRIVATE RESOURCES.  THIS MAY IMPLY THAT A LARGE MAJORITY OF FVE’S REVENUES WILL CONTINUE TO COME FROM RESIDENTS’ AND PATIENTS’ PRIVATE RESOURCES.  HOWEVER, RESIDENTS AND PATIENTS WHO PAY FOR FVE’S SERVICES WITH THEIR PRIVATE RESOURCES MAY BECOME UNABLE TO AFFORD FVE’S SERVICES WHICH COULD RESULT IN DECREASED OCCUPANCY, DECREASED REVENUES AT FVE’S SENIOR LIVING COMMUNITIES OR INCREASED RELIANCE ON LOWER RATES FROM GOVERNMENT PAYERS.  FURTHER, FVE MAY ACQUIRE OR OPERATE ADDITIONAL HEATHCARE FACILITIES THAT HAVE A HIGHER PERCENTAGE OF THEIR REVENUES RECEIVED FROM THE MEDICARE AND MEDICAID PROGRAMS.  IN ADDITION, THE MEDICAID AND MEDICARE PROGRAMS MAY BE CHANGED TO PROVIDE FOR PAYMENTS FOR ADDITIONAL RESIDENTS OR PATIENTS OF FVE OPERATED HEALTHCARE FACILITIES.

•                  THIS PRESS RELEASE STATES THAT AFTER THE TRANSFER OF FVE’S HOSPITAL OPERATIONS IS COMPLETED, FVE’S CONTINUING OPERATIONS WILL BE 100% FOCUSED UPON SENIOR LIVING COMMUNITIES.  THIS MAY IMPLY THAT FVE’S OPERATING RESULTS WILL IMPROVE.  HOWEVER, THE HOSPITALS’ OPERATIONS ARE A SMALL PART OF FVE’S BUSINESS AND FVE MAY NOT REALIZE IMPROVED OPERATING RESULTS FOLLOWING THE TRANSFER OF THE HOSPITALS’ OPERATIONS.  ALSO, FVE MAY CONSIDER OTHER INVESTMENTS AND BUSINESS OPPORTUNITIES IN THE FUTURE WHICH MAY RESULT IN FVE NOT HAVING ITS CONTINUING OPERATIONS 100% FOCUSED UPON SENIOR LIVING COMMUNITIES.

FOR THESE AND OTHER REASONS, INVESTORS ARE CAUTIONED NOT TO PLACE UNDUE RELIANCE UPON FORWARD LOOKING STATEMENTS IN THIS PRESS RELEASE.

EXCEPT AS REQUIRED BY APPLICABLE LAW, FVE DOES NOT INTEND TO UNDERTAKE ANY OBLIGATION TO UPDATE THE FORWARD LOOKING STATEMENTS IN THIS PRESS RELEASE AS A RESULT OF NEW INFORMATION WHICH MAY COME TO FVE’S ATTENTION, FUTURE EVENTS OR OTHERWISE.

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